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                                                                      EXHIBIT 99

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   NOVEMBER 01, 2002
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             WILLIAMS ENERGY PARTNERS AND TESORO ADVISE OF STATUS OF

                              PIPELINE ACQUISITION

Tulsa Okla. -- As previously announced, Williams Energy Partners L.P. (NYSE:
WEG) has agreed to purchase a refined petroleum products pipeline from Tesoro Petroleum Corporation (NYSE: TSO) for $110 million. This transaction is currently under review by the Federal Trade Commission (FTC).

Under terms of the agreement, Tesoro now has the right to enter into discussions with other potential buyers regarding an alternate transaction; however, Williams Energy Partners and Tesoro are continuing discussions with the FTC to obtain regulatory approval.

ABOUT WILLIAMS ENERGY PARTNERS L.P.

Williams Energy Partners L.P. was formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products and ammonia. The general partner of WEG is a subsidiary of Williams, which moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity.

ABOUT TESORO PETROLEUM CORPORATION

Tesoro Petroleum Corporation, a Fortune 500 company, is an independent refiner and marketer of petroleum products and provider of marine logistics services. Tesoro operates six refineries in the western United States with a combined capacity of nearly 560,000 barrels per day. Tesoro's retail-marketing system includes nearly 750 branded retail stations; of which over 290 are company owned under the Tesoro(R) and Mirastar(R) brands.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. These and other factors are set forth in filings with the Securities and Exchange Commission made by both Williams Energy Partners L.P. and Tesoro Petroleum Corporation.

CONTACT:
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
WILLIAMS ENERGY PARTNERS L.P.
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     Paula Farrell        Investor Relations                  918-573-9233     paula.farrell@williams.com

     Susie Hereden        Media Relations                     918-573-2278     susie.hereden@williams.com

Tesoro Petroleum Corporation
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     Tara Ford            Media Relations                     210-283-2676     tford@tesoropetroleum.com

     John Robertson       Investor Relations                  210-283-2687     jrobertson@tesoropetroleum.com
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